   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              AT HOME CORPORATION
           (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        77-0408542
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                              450 BROADWAY STREET
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 569-5000
 (ADDRESS AND TELEPHONE NUMBER OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               KENNETH A. GOLDMAN
                            CHIEF FINANCIAL OFFICER
                              AT HOME CORPORATION
                              450 BROADWAY STREET
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 569-5000
   (NAME, ADDRESS AND TELEPHONE NUMBER OF THE REGISTRANT'S AGENT FOR SERVICE)

                                   COPIES TO:
                            GORDON K. DAVIDSON, ESQ.
                            JEFFREY R. VETTER, ESQ.
                              THOMAS J. HALL, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA 94306
                                 (650) 494-0600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM      PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SHARES       AMOUNTS TO BE        OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
        TO BE REGISTERED              REGISTERED             PER UNIT               PRICE           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Series A common stock, $0.01 par
  value per share, issuable upon
  exercise of warrants..........       2,300,000              $36.96             $ 85,008,000            $23,633
----------------------------------------------------------------------------------------------------------------------
Series A common stock, $0.01 par
  value per share...............       2,310,968            $43.06(1)            $ 99,516,060            $27,666
----------------------------------------------------------------------------------------------------------------------
TOTALS..........................       4,610,968                --               $184,524,060            $51,299
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low prices of the Registrant's Series A common stock as reported by the Nasdaq National Market on November 12, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION DATED NOVEMBER 16, 1999)

                              [EXCITE/@HOME LOGO]

                              AT HOME CORPORATION

                   4,610,968 SHARES OF SERIES A COMMON STOCK

                           -------------------------

     Excite@Home's Series A common stock trades on the Nasdaq National Market.

     Last reported sale price on November 12, 1999: $44.56 per share.

     Trading Symbol: ATHM

                                  THE OFFERING

     Under this prospectus, the selling stockholders named on page 21 of this prospectus may offer and sell shares of our Series A common stock that they either:

     - acquired upon our acquisition of Narrative Communications Corp.,

     - acquired upon our acquisition of Webshots Corporation; or

     - may acquire upon the exercise of warrants assumed by us upon our acquisition of iMALL, Inc.

                           -------------------------------

INVESTING IN OUR SERIES A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November   , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

Prospectus Summary....................    3
Risk Factors..........................    4
Use of Proceeds.......................   21
Dividend Policy.......................   21
Selling Stockholders..................   21
Plan of Distribution..................   24
Legal Matters.........................   26
Experts...............................   26
Forward-Looking Statements............   27
Where You Can Find More Information...   27

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully. Unless the context otherwise requires, the terms we, our, us, the company and Excite@Home refer to At Home Corporation, a Delaware corporation.

                                  EXCITE@HOME

     At Home Corporation, or "Excite@Home" is a global media company that provides consumers with high speed, high bandwidth Internet connectivity and content and interactive services on multiple bandwidth platforms. Our @Home service provides broadband Internet access from consumers' homes over the cable television infrastructure and offers end-to-end managed connectivity services for businesses over both cable and digital telecommunications lines. Our media and marketing services include the Excite Network, a leading consumer Internet portal and MatchLogic, a targeted advertising platform. The Excite Network offers search, content, community, communications services and commerce functionality to Internet users. Excite's media services focus on comprehensive navigation, global reach and personalization technology designed to attract and retain users. MatchLogic, a subsidiary of Excite, is a proprietary advertising distribution platform, that provides advertisers with targeted and campaign management designed to improve the effectiveness of their advertising campaigns.

     Our principal executive offices are located at 450 Broadway Street, Redwood, California 94063. The primary telephone number for our principal executive offices is (650) 569-5000. Our web sites are located at http://www.home.net and www.excite.com. Information contained in our web sites does not constitute a part of this prospectus. @Home, @Media, @Work and the @ball logo are our registered trademarks, and @Work Internet is our service mark. This prospectus also includes trademarks of other companies.

                                  THE OFFERING

     Of the shares that may be offered under this prospectus (1) 2,300,000 shares will be issued by us upon the exercise of warrants issued by us under a Warrant held by First Data Corp., (2) 260,642 shares are held by a former stockholder of Narrative Communications Corp. and (3) 2,310,966 shares are held by the former stockholders of Webshots Corporation. These shares are being offered on a continuous basis under Rule 415 of the Securities Act.

    Series A common stock that may be offered by the selling
      stockholders..............................................  4,610,968 shares
    Series A common stock to be outstanding after this
    offering....................................................  349,754,806 shares*
    Use of proceeds.............................................  We will not receive any proceeds.

-------------------------
* Based on the number of shares outstanding as of October 31, 1999.

                                  RISK FACTORS

     An investment in our Series A common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our Series A common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our Series A common stock could decline due to any of these risks, and you may lose all or part of your investment.

     FOR ORGANIZATIONAL PURPOSES ONLY, WE HAVE ORGANIZED THESE RISK FACTORS UNDER FOUR GENERAL TOPICS: (1) RISKS RELATING TO OUR BUSINESS IN GENERAL, BEGINNING ON PAGE 4; (2) RISKS RELATING TO OUR BROADBAND SERVICES, BEGINNING ON PAGE 13; (3) RISKS RELATING TO OUR RELATIONSHIP WITH OUR CABLE PARTNERS, BEGINNING ON PAGE 17; AND (4) RISKS RELATING TO OUR NARROWBAND SERVICES, BEGINNING ON PAGE 19.

RISKS RELATED TO EXCITE@HOME'S BUSINESS

WE MAY FAIL TO INTEGRATE OUR BUSINESS AND TECHNOLOGIES WITH THE BUSINESS AND TECHNOLOGIES OF EXCITE, BLUEMOUNTAIN.COM AND THE OTHER COMPANIES WE HAVE RECENTLY ACQUIRED OR MAY ACQUIRE

     We have completed several acquisitions recently, including our recent acquisitions of Excite, Inc. in May 1999 and iMALL, Inc. in October 1999. We have also agreed to acquire Bluemountain.com. We intend to pursue additional acquisitions in the future. If we fail to integrate these businesses, our quarterly and annual results may be adversely affected. Integrating acquired organizations and products and services could be expensive, time-consuming and a strain on our resources. Risks we could face with respect to acquisitions include:

     - the difficulty of integrating acquired technology or content and rights into our services;

     - the difficulty of assimilating the personnel of the acquired companies;

     - the difficulty of coordinating and integrating geographically-dispersed operations;

     - our ability to retain customers of an acquired company;

     - the potential disruption of our ongoing business and distraction of management;

     - the maintenance of brand recognition of acquired businesses;

     - the failure to successfully develop acquired in-process technology, resulting in the impairment of amounts currently capitalized as intangible assets;

     - unanticipated expenses related to technology integration;

     - the maintenance of uniform standards, corporate cultures, controls, procedures and policies;

     - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

     - the potential unknown liabilities associated with acquired businesses.

     Our inability to address any of these risks successfully could harm our business.

     In particular, a current challenge is to integrate the technology platform of the @Home network broadband services with Excite's Internet services and the advertising services of Excite's subsidiary, MatchLogic. Currently, the Excite narrowband services are operated from Excite's network operations centers. Integration of the Excite and MatchLogic services to the @Home network broadband platform poses a number of technical challenges, including difficulties associated with providing regularly updated and personalized content over Excite@Home's broadband services and the difficulties associated with applying the advertising services and targeting technologies from Excite's MatchLogic subsidiary with the Excite@Home broadband services. This is particularly challenging because it is more difficult to provide regularly updated and personalized information from distributed regional data centers, which we rely upon to deliver our broadband services, than it is to deliver services from a central data center, as Excite and MatchLogic currently do in delivering their narrowband services.

     With respect to any future acquisitions, we may be unable to identify future acquisition targets and we may be unable to complete future acquisitions on reasonable terms. Even if we complete an acquisition, we may have difficulty in integrating it with our current organization, technology and product and services offerings, and any acquired features, functions, products or services may not achieve market acceptance.

RECENTLY-ACQUIRED BUSINESSES MAY NOT BE SUCCESSFUL

     We have recently acquired two companies in the early stage of development and with unproven business models.

     iMALL. Prior to August 1998, substantially all of iMALL's revenues were attributable to its seminar business. This business was discontinued in August 1998. iMALL has yet to achieve any significant revenue from its current business of providing turnkey electronic commerce services to online merchants or its other shopping-oriented web sites. A market for iMALL's services may not develop, and iMALL's services may not become widely accepted.

     Bluemountain.com. The proposed acquisition of Bluemountain.com also involves a number of risks. For example, the Bluemountain.com electronic greeting card service currently does not sell advertising on its web sites. Bluemountain.com users may not accept a service that displays advertising. Bluemountain.com users may not continue to use the Bluemountain.com service for other reasons. For instance, competitive electronic greeting card sites have increased in popularity. Also, the popularity of electronic greeting card services could decline generally. Additionally, advertisers may not choose to advertise on the Bluemountain.com service if users do not accept advertising or purchase goods or services on Bluemountain.com in sufficient quantities.

WE HAVE INCURRED AND EXPECT TO CONTINUE TO INCUR SUBSTANTIAL LOSSES

     At Home Corporation was incorporated in March 1995, commenced operations in August 1995, and has incurred net losses in each fiscal period since its inception. As of September 30, 1999, we had an accumulated deficit of $961.8 million. Excite, Inc., which we acquired in May 1999, has never been profitable and Bluemountain.com, which we agreed to acquire in October 1999, has never realized any significant revenues. In addition, we currently intend to increase capital expenditures and operating expenses in order to expand our network and to market and provide our broadband services to potential subscribers as well as to market our narrowband services. As a result of the acquisitions of Excite and iMALL and the proposed acquisition of Bluemountain.com, we anticipate that we will incur substantial non-cash charges including those relating to the amortization of goodwill and other intangible assets in future periods. Therefore, we anticipate that we will incur net losses for the foreseeable future.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE BECAUSE OF A NUMBER OF FACTORS

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

     - the level of usage of the Internet in general and portal web sites in particular;

     - subscriber growth rates and prices charged by our cable partners;

     - demand for Internet advertising;

     - the addition or loss of advertisers;

     - the level of user traffic on our websites used for our narrowband services;

     - the mix of types of advertising we sell, such as the mix of targeted advertising as compared to general rotation advertising;

     - the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

     - the introduction of new products or services by us or our competitors;

     - pricing changes for Internet-based advertising;

     - the timing of marketing expenditures to promote our brands;

     - costs incurred with respect to acquisitions; and

     - general economic conditions.

     Our expense levels are based in part on expectations of future revenue and, to a large extent, are fixed. We may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall.

     Our Internet advertising revenue is subject to seasonal fluctuations. Historically, advertisers spend less in the first and third calendar quarters, and user traffic for our narrowband services has historically been lower during the summer and during year-end vacation and holiday periods.

     Due to all of the foregoing factors and the other risks described in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance, particularly in light of the number of acquisitions we have completed. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our Series A common stock may fall.

IF WE DO NOT DEVELOP NEW AND ENHANCED FEATURES, PRODUCTS AND SERVICES FOR OUR NARROWBAND AND BROADBAND SERVICES, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN A SUFFICIENT NUMBER OF USERS

     Because of the competitiveness of our market, we believe it is important to introduce additional or enhanced features, products and services in the future in order to differentiate our services and retain our current users and attract new users. If we introduce a feature, product or service that is not favorably received by our current users, they may not continue using our services as frequently and they may choose a competing service.

     We must also continually enhance our products and services to incorporate rapidly changing Internet technologies. We could incur substantial development costs if we need to modify our products, services or infrastructure to adapt to changes in Internet technologies. Our business could be harmed if we incur significant costs to adapt to these changes. If we cannot adapt to these changes, users may discontinue using our services.

     We may also experience difficulties that could delay or prevent us from introducing new features, products or services. Furthermore, these features, products or services may contain errors that are discovered after the feature, product or services are introduced. We may need to modify the design of them significantly to correct these errors. In addition, we must consult with and involve our principal cable partners in the development and design of new features, products or services for our broadband services. Therefore, the process of introducing new broadband features, products and services is time consuming and if our principal cable partners object to a new feature, product or service, we could be prohibited from offering it in particular areas. Our business could be adversely affected if we experience difficulties in introducing new products and services or if users do not accept these new products or services.

WE DEPEND ON THE SALE OF ADVERTISEMENTS ON OUR SERVICES, AND IF ONLINE ADVERTISING DOES NOT BECOME ACCEPTED, OUR BUSINESS WOULD BE HARMED

     We expect to derive a substantial amount of our revenues from the sale of advertising on our services for the foreseeable future. No standards have been widely accepted to measure the effectiveness of online advertising. If standards do not develop, existing advertisers may not continue their current levels of online advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise online. Advertisers that already have invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Our business would be harmed if the market for online advertising fails to develop or develops more slowly than expected.

     Different pricing models are used to sell online advertising. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project future advertising rates and revenues. For example, advertising rates based on the number of "click throughs," or user requests for additional information made by clicking on the advertisement, instead of rates based solely on the number of impressions, or times an advertisement is displayed, could adversely affect our revenues because impression-based advertising comprises a substantial majority of our current advertising revenues. Our advertising revenues could be harmed if we are unable to adapt to new forms of online advertising. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could harm the commercial viability of online advertising.

WE MUST DEVELOP AND MAINTAIN THE AWARENESS OF OUR BRANDS TO ATTRACT CONSUMERS AND ADVERTISERS

     Maintaining and strengthening our brands is critical to achieving widespread acceptance of our services by consumers and advertisers, particularly in light of the competitive nature of our markets. Promoting and positioning our brands will depend largely on the success of our marketing efforts and our ability to provide high quality services. In order to promote our brands, we plan to increase our marketing expenses from prior periods. We may find it necessary to increase our marketing budget or otherwise increase our financial commitment to creating and maintaining brand loyalty among users. If we fail to promote and maintain our brands or incur excessive expenses in an attempt to promote and maintain our brands, our business could be harmed.

WE COULD FACE LIABILITY RELATED TO THE PRIVACY OF PERSONAL INFORMATION ABOUT OUR USERS

     Our narrowband services use "cookies" to deliver targeted advertising, help compile demographic information about users and limit the frequency with which an advertisement is shown to the user. Cookies are bits of information keyed to a specific drive and passed to a web site server through the user's browser software. Cookies are placed on the user's hard drive, often without the user's knowledge or consent. We could face liability relating to the collection and use of this information, as well as other misuses such as unauthorized marketing purposes. The Federal Trade Commission and some states have been investigating Internet companies regarding their use of personal information. In addition, the United States federal and various state governments have proposed new laws restricting the collection and use of information regarding Internet users. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

PRIVACY CONCERNS COULD MAKE IT MORE DIFFICULT FOR US TO DELIVER TARGETED ADVERTISING

     Due to privacy concerns, some Internet commentators, consumer advocates and governmental officials have suggested that the use of cookies be limited or eliminated. In addition, certain currently available web browsers allow a user to delete cookies or prevent cookies from being stored on the user's hard drive. Any reduction or limitation in the use of cookies could limit the effectiveness of our ad targeting which could harm our business.

THE SPONSORSHIP ADVERTISING WE SELL SUBJECTS US TO FINANCIAL AND OTHER RISKS

     We derive a substantial portion of our revenues from sponsorship arrangements. These are advertising relationships under which third parties receive sponsored services and placements on our services in addition to traditional banner advertisements across our services. These arrangements expose us to potential financial risks, including the risk that we fail to deliver required minimum levels of user impressions and that third-party sponsors do not renew the agreements at the end of their term. These arrangements also require us to integrate sponsors' content with our services, which can require the dedication of resources and programming and design efforts to accomplish. We may not be able to attract additional sponsors or renew existing sponsorship arrangements when they expire.

     In addition, we have granted exclusivity provisions to some of our sponsors, and may in the future grant additional exclusivity provisions. These exclusivity provisions may have the effect of preventing us from accepting advertising or sponsorship arrangements from certain advertisers during the term of the agreements. Our inability to enter into further sponsorship or advertising arrangements as a result of any exclusivity arrangements could harm our business.

WE MAY FACE POTENTIAL LIABILITY FROM OUR ELECTRONIC COMMERCE-RELATED ADVERTISING ARRANGEMENTS

     Some of our advertising relationships provide that we may receive payments based on the amount of goods or services purchased by consumers clicking from our services to a seller's web site. These arrangements may expose us to legal risks and uncertainties, including potential liabilities to consumers of these products and services. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

     Some of the liabilities that may result from these arrangements include:

     - potential liabilities for illegal activities that may be conducted by the sellers;

     - product liability or other tort claims relating to goods or services sold through third-party e-commerce sites;

     - claims for consumer fraud and false or deceptive advertising or sales practices;

     - breach of contract claims relating to purchases; and

     - claims that items sold through these sites infringe third-party intellectual property rights.

     Even to the extent that these claims do not result in material liability, investigating and defending these claims could harm our business.

OUR EQUITY INVESTMENTS IN OTHER COMPANIES MAY NOT YIELD ANY RETURNS

     We have made equity investments in many Internet companies, including joint ventures in other countries. In most instances, these investments are in the form of illiquid securities of private companies. These companies typically are in an early stage of development and may be expected to incur substantial losses. Our investments in these companies may not yield any return. Furthermore, if these companies are not successful, we could incur charges related to write-downs or write-offs of assets. We also record and continue to record a share of the net losses in some of these companies, up to our cost basis, if they are our affiliates. We and our strategic investors intend to continue to make significant additional investments in the future. Losses or charges resulting from these investments could harm our operating results.

WE MUST MAINTAIN THE SECURITY OF OUR NETWORKS

     We have in the past experienced security breaches in our networks. While we have taken steps to prevent these breaches, and to prevent users from sharing files via the @Home service and to protect against bulk unsolicited e-mail, public concerns about security, privacy and reliability of our networks, or actual problems with the security, privacy or reliability of our broadband network, may inhibit the acceptance of our services.

     The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Internet. Any well-publicized compromise of security could deter more people from using the Internet or our services or from using them to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Because many of our advertisers seek to encourage people to use the Internet to purchase goods or services, our business could be harmed if this were to occur. We may also incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches.

OUR LIMITED EXPERIENCE WITH INTERNATIONAL OPERATIONS MAY PREVENT US FROM GROWING OUR BUSINESS OUTSIDE THE UNITED STATES

     A key component of our strategy is to expand into international markets and offer broadband and narrowband services in those markets. We have limited experience in developing localized versions of our products and services and in developing relationships with international cable system operators. We may not be successful in expanding our product and service offerings into foreign markets. In addition to the uncertainty regarding our ability to generate revenues from foreign operations and expand our international presence, we face specific risks related to providing broadband and narrowband services in foreign jurisdictions, including:

     - regulatory requirements, including the regulation of Internet access;

     - legal uncertainty regarding liability for information retrieved and replicated in foreign jurisdictions;

     - potential inability to use European customer information due to new European governmental regulations; and

     - lack of a developed cable infrastructure in many international markets.

WE MAY BE LIABLE FOR OUR LINKS TO THIRD-PARTY WEB SITES

     We could be exposed to liability with respect to the third-party web sites that may be accessible through our services. These claims may allege, among other things, that by linking to web sites operated by third parties, we may be liable for copyright or trademark infringement or other unauthorized actions by third parties through these web sites. Other claims may be based on errors or false or misleading information provided by our services. Our business could be harmed due to the cost of investigating and defending these claims, even to the extent these types of claims do not result in liability.

PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS IS COSTLY AND DIFFICULT

     We regard our intellectual property, including our patents, copyrights, trademarks, trade secrets, and similar intellectual property as critical to our success. We rely upon patents, trademark and copyright law, trade secret protection and confidentiality or license agreements to protect our proprietary rights. Effective protection of intellectual property may not be available in every country in which our products and services are available. We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE

     Many parties are actively developing Internet-related technologies. We believe that these parties will continue to take steps to protect these technologies, including seeking patent protection. As a result, we believe that disputes regarding the ownership of these technologies are likely to arise in the future. From time to time, parties assert patent infringement claims against us in the form of letters, lawsuits and other forms of communications.

     In addition to patent claims, third parties may assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights or alleging unfair competition. For example, we have two lawsuits pending against us regarding the presentment of advertisements in response to search requests on "keywords" that are alleged to be trademarks of third parties. These lawsuits could harm our business. We may incur substantial expenses in defending against third-party infringement claims regardless of the merit of the claims. In the event that there is a determination that we have infringed third-party proprietary rights, we could incur substantial monetary liability and be prevented from using the rights in the future.

OUR BUSINESS DEPENDS ON THE CONTINUED GROWTH IN INTERNET USE

     We operate in a new and rapidly evolving market. Our business may be adversely affected if usage of the Internet or other online services does not continue to grow. This growth could be hindered by a number of factors including: the adequacy of the Internet's infrastructure to meet increased usage demands; privacy and security concerns; and availability of cost-effective services. Any of these issues could cause the Internet's performance or level of usage to decline.

FUTURE ACQUISITIONS COULD RESULT IN DILUTIVE ISSUANCES OF STOCK AND THE NEED FOR ADDITIONAL FINANCING

     We have typically paid for our acquisitions by issuing shares of our capital stock. In the future, we may effect other large or small acquisitions by using stock, and this will dilute our stockholders. We may also use cash to buy companies or technologies in the future, as we propose to do for a portion of the purchase price for Bluemountain.com, and we may need to incur additional debt to pay for these acquisitions. Acquisition financing may not be available on favorable terms or at all. In addition, we will likely be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially harm our results of operations.

WE MUST MANAGE OUR GROWTH

     Our growth and recent acquisitions have placed a significant strain on our managerial, operational, and financial resources. For example, we have grown from 246 employees at March 31, 1997 to over 2,000 employees at September 30, 1999. In addition, we plan to continue to hire additional personnel. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Any inability to manage growth effectively could harm our business.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD HINDER THE POPULARITY OF THE INTERNET

     New Internet privacy and other laws. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, content and the characteristics and quality of products and services. For example:

     - The United States federal and various state governments have proposed limitations on the collection and use of information regarding Internet users. In October 1998, the European Union adopted a directive that may result in limitations on our collection and use of information regarding Internet users in Europe.

     - Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet.

     - A portion of the Telecommunications Act, which has since been ruled unconstitutional, sought to prohibit transmitting certain types of information and content over the Internet.

Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could harm our business.

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     Tax laws. The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Our business may be harmed by the passage of laws in the future imposing taxes or other burdensome regulations on online commerce.

     We may have to qualify to do business in other jurisdictions. Because Excite@Home's service will be available in multiple states and foreign countries such jurisdictions may claim that it is required to qualify to do business as a foreign corporation in each of these states and foreign countries. If we fail to qualify as a foreign corporation in a jurisdiction where we are required to do so, we could be subject to taxes and penalties.

WE COULD FACE LIABILITY FOR DEFAMATORY OR INDECENT CONTENT PROVIDED ON OUR SERVICES

     Claims could be made against Internet and online service providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose this liability are currently pending against Internet and online services providers. Our insurance may not adequately protect it from these types of claims.

     In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of indecent content. The imposition upon Internet and online service providers of potential liability for information carried on or disseminated through their systems could require us to implement measures to reduce its exposure to this liability. This may require that we expend substantial resources or discontinue service or product offerings. The increased focus on liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. Furthermore, some foreign governments, such as Germany's, have enacted laws and regulations governing content distributed over the Internet that are more strict than those currently in place in the United States. One or more of these factors could significantly harm our business.

YEAR 2000 ISSUES COULD AFFECT THE PERFORMANCE OF OUR SYSTEMS

     If our internal and network information systems do not correctly recognize and process date information beyond the year 1999, we may not be able to conduct operations. We may also experience supplier-related Year 2000 problems. To address these Year 2000 issues, we have initiated a comprehensive program to address Year 2000 readiness in our systems and our suppliers' systems. Despite our investigation and assurances we have received from third party suppliers, we may still face unforeseen liabilities with respect to the Year 2000 issue. Furthermore, delays in the implementation of new information systems or a failure to fully identify all Year 2000 dependencies in our existing systems and in the systems of our suppliers could harm our business. Therefore, we are developing, but do not yet have, contingency plans for continuing operations in the event these problems arise.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT, RETAIN AND MOTIVATE HIGHLY SKILLED EMPLOYEES

     Our future success depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in the Internet industry is intense, particularly in the Silicon Valley where we are headquartered. Additionally, it is often more difficult to attract employees once a company's stock is publicly traded because the exercise price of equity awards such as stock options are based on the public market, which is highly volatile. We may be unable to attract, assimilate or

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retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. This risk is compounded by the fact that we are controlled by our principal cable partners and therefore, we may not have the same flexibility as a typical Silicon Valley company to pursue initiatives proposed by management. Moreover, hiring and retention is made more difficult due to the uncertainty concerning the relationship we will have with our principal cable partners following the expiration of their exclusivity obligations in June 2002.

RISKS RELATING TO EXCITE@HOME'S BROADBAND SERVICES

OUR BROADBAND BUSINESS IS UNPROVEN, AND IT MAY NOT ACHIEVE PROFITABILITY

     The profit potential of our broadband business model is unproven and our broadband services may not achieve widespread consumer or commercial acceptance. We have had difficulty predicting whether the pricing models for our broadband services will prove to be viable, whether demand for our broadband services will materialize at the prices our cable partners charge for our broadband services, or whether current or future pricing levels will be sustainable. If these pricing levels are not achieved or sustained or if our broadband services do not achieve or sustain broad market acceptance, our business will be significantly harmed.

GROWTH OF OUR BROADBAND SERVICE MAY BE INHIBITED BY FACTORS BEYOND OUR CONTROL

     Our ability to increase the number of subscribers to our broadband service to achieve our business plans and generate future revenues will depend on many factors which are beyond our control. For instance, some of our cable partners have not achieved the subscriber levels that we had originally anticipated. Other factors include:

     - the rate at which our current and future cable partners upgrade their cable infrastructures for two-way data services;

     - our ability and the ability of our cable partners to coordinate timely and effective marketing campaigns with the availability of cable infrastructure upgrades;

     - the success of our cable partners in marketing and installing the @Home service in their local cable areas;

     - the prices that our cable partners set for the @Home service and for its installation;

     - the speed at which our cable partners can complete the installations required to initiate service for new subscribers;

     - the commercial availability of self-installable, two-way modems that comply with the recently adopted interface standards known as DOCSIS, and the success of the roll-out of these products with the @Home service; and

     - the quality of customer and technical support our cable partners provide.

WE NEED TO ADD SUBSCRIBERS AT A RAPID RATE FOR OUR BROADBAND BUSINESS TO SUCCEED, BUT WE MAY NOT ACHIEVE OUR SUBSCRIBER GROWTH GOALS

     Our actual revenues or the rate at which we add new subscribers may differ from our forecasts. We may not be able to increase our subscriber base enough to meet our internal forecasts or the forecasts of industry analysts or to a level that meets the expectations of investors. The rate at which

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subscribers have increased in the past does not necessarily indicate the rate at which subscribers may be expected to grow in the future. In particular, while we have forecasted that the number of its subscribers could grow to up to 1.1 million by December 31, 1999, we may not achieve this level of subscriber growth.

OUR BROADBAND SUBSCRIBER GROWTH IS LIMITED BY INSTALLATION AND PRICE CONSTRAINTS

     Installation of the @Home service requires a customer service representative of a cable partner to install a cable modem at a customer's location and therefore can be time consuming. If we are unable to speed the installation of our service, our subscriber growth could be constrained. Moreover, the @Home service is currently priced at a premium to many other online services, and large numbers of subscribers may not be willing to pay a premium for the service. Recently, companies have begun to offer free Internet access with the purchase of personal computers and some Internet service providers have reduced or eliminated Internet access charges in exchange for placing advertisements on a customer's computer screen. If these promotions become more widely used, or if Internet access fees decline, consumers may be less willing to pay a premium for broadband services, or our broadband services in particular.

IF WE CANNOT MAINTAIN THE SCALABILITY AND SPEED OF OUR @HOME BROADBAND NETWORK, CUSTOMERS WILL NOT ACCEPT OUR BROADBAND SERVICES

     Due to the limited deployment of our broadband services, the ability of our broadband network to connect and manage a substantial number of subscribers at high transmission speeds is unknown. Therefore, we face risks related to our network's ability to be scaled up to accommodate increased subscriber levels while maintaining performance. Our network may be unable to achieve or maintain a high speed of data transmission, especially as the number of our subscribers increases. Because of our reliance on regional data centers and the cable infrastructure in particular geographic locations to support our broadband services, our and our cable partners' infrastructure must also be able to accommodate increased subscribers in a particular area. If the existing infrastructure for a geographic area does not accommodate additional subscribers, network performance for an area could decline especially if a cable partner was unwilling to upgrade its infrastructure and we could lose subscribers in that area.

     In recent periods, the performance of the @Home network has experienced some deterioration in some markets partially as a result of subscriber abuse of the @Home service. While we are seeking to eliminate this abuse by enforcing our acceptable-use policy and by limiting users' upstream bandwidth, our failure to do so may result in slower network performance and reduced customer demand for our services.

IF NEW DOCSIS-COMPLIANT CABLE MODEMS ARE NOT DEPLOYED TIMELY AND SUCCESSFULLY, OUR SUBSCRIBER GROWTH COULD BE CONSTRAINED

     Each of our subscribers currently must obtain a cable modem from a cable partner to access the @Home service. The North American cable industry has recently adopted interface standards known as DOCSIS for hardware and software to support the delivery of data services over the cable infrastructure utilizing compatible cable modems. Some of our cable partners have chosen to delay some deployments of the @Home service until the commercial availability of DOCSIS-compliant cable modems is widespread, among other reasons. Subscriber growth could be constrained and our business could be significantly harmed if our cable partners choose to slow the deployment of the @Home service further. If our cable partners are not able to obtain a sufficient quantity of DOCSIS-compliant modems, our growth will be limited.

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

     We also believe that in order to meet our subscriber goals, two-way cable modems must also become widely available in other channels, such as through personal computer manufacturers and through retail outlets. Currently, this widespread availability has not yet occurred. In addition, these modems must be easy for consumers to install themselves, rather than requiring a customer service representative to perform the installation. If two-way cable modems do not become quickly available in outlets other than through cable television companies, or if they cannot be installed easily by consumers, it would be difficult for us to attract large numbers of additional subscribers and our business would be harmed.

OUR BROADBAND BUSINESS MAY BE IMPACTED BY CABLE UNBUNDLING PROPOSALS AND OTHER GOVERNMENT REGULATION

     Currently, our broadband services are not directly subject to regulations of the Federal Communication Commission or any other federal, state or local communications regulatory agency. However, changes in the regulatory environment relating to the Internet, cable television or telecommunications markets which could require regulatory compliance by us or which could impact our exclusivity arrangements, ability to provide broadband services subscribers and revenues include:

     - The FCC or local agencies could require our cable partners to grant competitors access to their cable systems. America Online, GTE, MindSpring Enterprises, Inc., Consumers Union and other parties have requested Congress, the Federal Communications Commission and state and local authorities to require cable operators to provide Internet and online service providers with unbundled access to their cable systems. If we or our cable partners are classified as common carriers, or if government authorities require third-party access to cable networks or unaffiliated Internet service providers, our competitors may be able to provide service over our cable partners' systems. The rates that our cable partners charge for this third-party access, or for the @Home Services, could also be subject to rate regulation or tariffing requirements.

     - Local governmental proceedings. Some local jurisdictions, including Portland and Multnomah County, Oregon and Broward County, Florida, have imposed third-party access requirements on AT&T and other cable companies operating in those communities. The imposition of these requirements has been challenged in Federal Courts. In June 1999, a U.S. District Court upheld the third-party access requirement imposed on AT&T by Portland and Multnomah County. This decision has been appealed to the U.S. Court of Appeal for the Ninth Circuit. Numerous other local jurisdictions have considered or are considering imposing similar third-party access requirements and other municipalities may consider imposing similar requirements in the future.

     - Other litigation. In October 1999, GTE filed a lawsuit in a U.S. District Court alleging violations of the federal antitrust laws. Although it is too early to predict the outcome of this litigation, we could be forced to pay damages, allow other service providers to utilize our network or incur significant costs in defending this litigation. Any of these outcomes could harm our business. In addition, others could initiate litigation on similar legal theories in the future.

     - Federal regulation. Regulatory changes that affect telecommunications costs, limit usage of subscriber-related information or increase competition from telecommunications companies could affect our pricing or ability to market our broadband services successfully. For example, reregulation of cable television rates may affect the speed at which our cable partners upgrade their cable systems to carry our broadband services.

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

     - Regulation by local franchise authorities. Many of our United States cable partners' local cable affiliates have elected to classify the provision of the @Home service as an additional cable service under their local franchise agreements, and to pay franchise fees under those agreements. Local franchise authorities may attempt to subject cable systems to higher or different franchise fees, taxes or requirements in connection with their distribution of the @Home service. There are thousands of franchise authorities, and thus it would be difficult or impossible for us or our cable partners to operate without a uniform set of franchise requirements.

WE COULD LOSE SUBSCRIBERS TO, DISTRIBUTION RELATIONSHIPS FOR AND REVENUES FROM OUR BROADBAND SERVICES TO OUR COMPETITORS

     The markets for consumer and business broadband services are extremely competitive, and we expect that competition will intensify in the future. Our most direct competitors for broadband services include the following:

     - Providers of cable-based Internet services. Time Warner Inc. and Media One Group, which AT&T has agreed to acquire, have deployed high-speed Internet access services over their local cable networks through their own cable-based Internet service, Road Runner. We currently compete with Road Runner to establish distribution arrangements with cable system operators and we may compete for subscribers in the future if and when our cable partners cease to be subject to their exclusivity obligations. In addition, we compete with other providers of cable-based Internet services, such as ISP Channel, Inc. and High Speed Access Corporation.

     - Telecommunications providers. We compete with national long-distance and local exchange carriers that offer high-speed, Internet access services such as asymmetric digital subscriber line, known as DSL. Recently, these services have been offered in a number of areas and at lower prices than in the past. If the advanced services offered by these companies are deregulated, this would further enhance the ability of these companies to compete against our services.

     - Internet and online service providers. We compete with Internet service providers that provide basic Internet access services and with online service providers such as America Online and other Internet portals and online services that have announced broadband strategies, such as Yahoo!.

     Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than we do. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote more resources to developing Internet services or online content than us. We may not be able to compete successfully against current or future competitors, and competitive pressures could significantly harm our broadband subscriber base, our ability to renew and enter into new distribution agreements and our revenues.

OUR DEPENDENCE ON OUR NETWORK TO PROVIDE OUR BROADBAND SERVICES EXPOSES US TO A SIGNIFICANT RISK OF SYSTEM FAILURE

     Our operations for our broadband services are dependent upon our ability to support our highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, telecommunications failures and similar events. The occurrence of a natural disaster or other

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

unanticipated problem at our network operations center or at a number of our regional data centers could cause interruptions in our broadband services. Additionally, failure of our cable partners or companies from which we obtain data transport services to provide the data communications capacity that we require, for example as a result of natural disaster, or operational disruption, could cause interruptions in the services our broadband services. Any damage or failure that causes interruptions in our network operations could harm our business.

RISKS RELATED TO OUR RELATIONSHIPS WITH OUR CABLE PARTNERS

     The success of our business depends on our relationships with our cable partners, most of which have agreed to provide our broadband services on an exclusive basis. We have also agreed not to provide a variety of Internet services in the areas covered by our cable partners. Our agreements with our cable partners are complex. Some of the risks associated with these relationships are set forth below. For a summary of some of the key aspects of these agreements, you should refer to our annual report on Form 10-K/A for the year ended December 31, 1998.

WE DEPEND ON OUR CABLE PARTNERS TO UPGRADE TO THE TWO-WAY CABLE INFRASTRUCTURE NECESSARY TO SUPPORT THE @HOME SERVICE; THE AVAILABILITY AND TIMING OF THESE UPGRADES ARE UNCERTAIN

     Transmission of our broadband services depends on the availability of high-speed two-way hybrid fiber coaxial cable infrastructure. However, only a portion of existing cable plant in the United States and in some international markets has been upgraded to two-way hybrid fiber coaxial cable, and even less is capable of high-speed two-way transmission. As of September 30, 1999, approximately 30% of our North American cable partners' cable infrastructure was capable of delivering the @Home service. Our cable partners have announced and are implementing major infrastructure investments in order to deploy two-way hybrid fiber coaxial cable. However, these investments have placed a significant strain on the financial, managerial, operating and other resources of our cable partners, most of which are already highly leveraged. Therefore, these infrastructure investments have been, and we expect will continue to be, subject to change, delay or cancellation. Furthermore, because of consolidation in the cable television industry, as well as the sale or transfer of cable assets among cable television operators, many cable companies have delayed upgrading particular systems that they plan to sell or transfer. If these upgrades are not completed in a timely manner, our broadband services may not be available on a widespread basis and we may not be able to increase our subscriber base at the rate we anticipate. Although our commercial success depends on the successful and timely completion of these infrastructure upgrades, most of our cable partners are under no obligation to upgrade systems or to introduce, market or promote our broadband services. As has happened in the past, even if a cable partner upgrades its cable infrastructure, the upgraded infrastructure may not function properly, and therefore cause a delay in the availability of our broadband services for particular areas. The failure of our cable partners to complete these upgrades in a timely and satisfactory manner, or at all, would prevent us from delivering broadband services and would significantly harm our business.

OUR CABLE PARTNERS ARE NOT GENERALLY OBLIGATED TO CARRY OUR BROADBAND SERVICES, AND THE EXCLUSIVITY OBLIGATIONS THAT PREVENT THEM FROM CARRYING COMPETING SERVICES MAY BE TERMINATED

     Most of our cable partners are subject to exclusivity obligations that prohibit them from obtaining high-speed, greater than 128 kilobits per second, residential consumer Internet services from any source other than us. However, most of our cable partners are under no affirmative obligation to carry any of our broadband services. Also, the exclusivity obligations of our principal cable partners,

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AT&T, Comcast Corporation, Cox Communications, Inc. and Cablevision Systems
Corp., expire on June 4, 2002, and may be terminated sooner under some circumstances, as follows:

     - principal cable partners may terminate all their exclusivity obligations upon a change in law that materially impairs some of their rights;

     - Comcast or Cox may terminate all exclusivity obligations of our principal cable partners at any time if there is a change of control of TCI that results within 12 months in the incumbent TCI directors no longer constituting a majority of TCI's board. AT&T, TCI, Comcast and Cox have agreed, however, that AT&T's acquisition of TCI did not constitute a change of control under the terms of the original agreement;

     - Comcast or Cox may terminate the exclusivity provisions of our principal cable partners if AT&T and its affiliates do not meet specified subscriber penetration levels for the @Home service. On June 4, 1999, Cox had this right, but Cox has agreed to waive it for 1999; and

     - Comcast may terminate its own exclusivity obligations at any time if it allows us to repurchase a portion of Comcast's equity interest in Excite@Home. Comcast has informed us that it has entered into an agreement with Microsoft Corporation under which Microsoft can require Comcast to terminate its exclusivity obligations.

     In consideration for Cox's agreement to waive its right to terminate exclusivity as of June 4, 1999, changes were made to the corporate governance provisions of our certificate of incorporation and bylaws. These changes generally require board action to be approved by a majority of our board, including the board representatives of AT&T and either Cox or Comcast. In addition, as further consideration for Cox's waiver, AT&T agreed to increase its subscriber acquisition goals for the twelve months following June 4, 1999 above its current goal for that period.

     If the exclusivity obligations of our cable partners are terminated, this could significantly harm our business and cause an immediate drop in our stock price. We and our cable partners are continuing to explore the relationships we will have after our exclusivity obligations expire as well as possible strategic alternatives to our current relationships.

WE DEPEND ON OUR CABLE PARTNERS TO PROMOTE OUR SERVICES AND OBTAIN NEW
SUBSCRIBERS

     The rate at which we are able to obtain new subscribers depends not only on the degree to which our cable partners upgrade their cable systems but also on the level and effectiveness of the efforts made by our cable partners to promote our services. Our cable partners have achieved different levels of subscriber penetration. In Canada, for example, where our cable partners have high levels of upgraded cable systems, and faced early competition from other providers of high speed data services, we have relatively high levels of subscriber penetration that exceed those in the United States. Among our principal U.S. cable partners, AT&T, Cox and Comcast are actively promoting our services and are beginning to increase their penetration rates. Cablevision, however, has deployed our service to only a small number of subscribers and continues to offer its own online service called Optimum Online in certain of its cable systems. We cannot predict the rate at which our cable partners will add new subscribers to our services. If our cable partners do not actively and effectively promote our services, we will not be able to reach the level of subscribers necessary to achieve a profitable business model.

WE ARE CONTROLLED BY AT&T, COX AND COMCAST

     TCI controls approximately 57% of our voting power. AT&T owns TCI and therefore controls this voting power. Currently, four of our eleven directors are directors, officers or employees of TCI,

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

AT&T or their affiliates. AT&T currently owns all 30,800,000 outstanding shares of our Series B common stock, each of which carries ten votes per share. This Series B common stock ownership gives AT&T the right to elect five Series B directors, one of which is designated by Comcast and one of which is designated by Cox. So long as AT&T owns at least 15,400,000 shares of our Series B common stock and holds a majority of our voting power, our board may take action only if approved by the board and by at least 75%, or four of the five, of our Series B directors. As a result, corporate actions generally require the approval of AT&T's three Series B directors and one, or in some cases both, of the directors designated by Comcast and Cox. Therefore, Comcast and Cox, acting together, may veto any board action.

     We depend on a continuing cooperative relationship with AT&T, Cox, Comcast and other large stockholders to take action that requires stockholder consent. It is possible that AT&T's stockholders' objectives will diverge from what management considers to be our optimum strategy.

WARRANTS ISSUED TO OUR CABLE PARTNERS MAY RESULT IN ADDITIONAL DILUTION TO OUR STOCKHOLDERS

     We have entered into agreements with Cablevision, Rogers Cablesystems Limited, Shaw Cablesystems Ltd. and other cable partners under which we issued warrants to purchase shares of our Series A common stock. Under these agreements, warrants to purchase 21,127,745 shares of our Series A common stock at an average price of $5.25 per share were exercisable as of September 30, 1999. To the extent that Cablevision, Rogers, Shaw or other cable partners become eligible to and exercise their warrants, our stockholders would experience substantial dilution.

     We also may issue additional stock, or warrants to purchase stock, at prices equal to or less than fair market value in connection with efforts to expand distribution of the @Home service.

RISKS RELATED TO OUR NARROWBAND SERVICES

OUR NARROWBAND SERVICES COULD LOSE USERS, ADVERTISERS AND REVENUES TO
COMPETITORS

     Our narrowband services compete with a number of companies both for users and advertisers and, therefore, for revenues. We expect this competition will intensify, particularly because there are few barriers to entry in this market. These competitors include:

     - Internet portal companies such as Disney's Go Network, Lycos, Netscape's Netcenter and Yahoo!;

     - online service providers such as America Online and Microsoft's MSN service;

     - large media companies such as CBS, NBC, Time Warner and USA Networks, Inc., who have announced initiatives to develop web services or partner with web companies; and

     - providers of a wide variety of online information, entertainment and community services such as services that are targeted to vertical markets or electronic commerce services.

     Many providers of Internet services have been entering into distribution arrangements, co-branding arrangements, content arrangements and other strategic partnering arrangements with ISPs, online service providers, providers of web browsers, operators of high-traffic web sites and other businesses in an attempt to increase traffic and page views, thereby making their web sites more attractive to advertisers while also making it more difficult for consumers to link to services. To the extent that our direct competitors or other web site operators are able to enter into successful strategic relationships, these competitors and web sites could experience increases in traffic and page views, or the traffic and page views on our narrowband services could remain constant or decline,

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either of which could have the effect of making these web sites appear more attractive to advertisers and therefore could harm our business.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories in the Internet market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, advertisers and content providers. Further, it is possible that our competitors could develop search and retrieval services or other online services that are equal or superior to ours or that achieve greater market acceptance than our offerings.

     The Internet in general, and our narrowband services specifically, also must compete with traditional advertising media, such as print, radio and television, for a share of advertisers' total advertising budgets. To the extent that the Internet is not perceived as an effective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising.

IF INTERNET USERS DO NOT CONTINUE TO USE INTERNET PORTAL SITES, OUR BUSINESS COULD BE HARMED

     The success of our Internet portal web sites is also dependent on Internet users continuing to use "portal" web sites for their information needs. Internet measurement services have reported that the number of unique users of Internet portal sites has been decreasing in recent periods. If Internet users begin to become less dependent on portal sites, and instead go directly to particular web sites, our traffic levels could decrease, which could make our sites less attractive to advertisers.

OUR SYSTEMS MAY NOT BE ABLE TO ACCOMMODATE INCREASES IN THE NUMBER OF USERS OF OUR NARROWBAND SERVICES

     Our web sites for the Excite Network are currently hosted and operated on a computer network infrastructure separate from our broadband services. The Excite Network must accommodate a high volume of traffic and deliver frequently-updated information. The web sites for the Excite Network have in the past, and may in the future, experience slower response times or other problems for a variety of reasons. We also depend on third party information providers to provide updated information and content for these services on a timely basis. The Excite Network could experience disruptions or interruption in service due to the failure or delay in the transmission or receipt of this information. In addition, the Excite Network users of these services depend on Internet service providers, online service providers and other web site operators for access to the Excite Network. Each of them has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of occurrences could cause users to perceive the Excite Network as not functioning properly and therefore cause them to use other services.

WE DEPEND ON SEVERAL THIRD-PARTY RELATIONSHIPS FOR USERS, ADVERTISERS AND
REVENUES

     We depend on a number of third party relationships to provide users and content for the Excite Network, including agreements for links to narrowband services to be placed on high-traffic web sites and agreements for third parties to provide content, games and e-mail for narrowband web sites. If these relationships terminate and we are not able to replace them, we could lose users or advertisers.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Series A common stock by the selling stockholders under this prospectus.

                                DIVIDEND POLICY

     We have never paid any cash dividends on our capital stock. We anticipate that we will continue to retain any earnings for use in the operation of our business and we do not currently intend to pay dividends.

                              SELLING STOCKHOLDERS

     The following table sets forth information with respect to the selling stockholders and the shares of our Series A common stock that they may offer under this prospectus. Except for the relationships described below, the selling stockholders have not had any other position, office or other material relationship with us or any of our predecessors or affiliates.

     The share information provided in the table below is based on information provided to us by the selling stockholders as of November 9, 1999. We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of this date. Each selling stockholder beneficially owns less than 1% of our outstanding Series A common stock, based on 347,454,806 shares of Series A common stock outstanding as of October 31, 1999. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section. The former stockholder of Narrative received his shares in connection with our acquisition of Narrative Communications Corp. in December 1998. The former stockholders of Webshots received their shares in connection with our acquisition of Webshots Corporation in November 1999.

     The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. Because the selling stockholders are not obligated to sell their shares, and because the selling stockholders may also acquire publicly traded shares of our Series A common stock, we cannot estimate how many shares of the selling stockholders will beneficially own after this offering.

                                                             SHARES          SHARES THAT
                                                       BENEFICIALLY OWNED      MAY BE
                        NAME                           BEFORE THE OFFERING     OFFERED
                        ----                           -------------------   -----------
FORMER STOCKHOLDER OF NARRATIVE COMMUNICATIONS CORP.:
Hilmi Ozguc..........................................         403,182           260,642
FORMER STOCKHOLDERS OF WEBSHOTS CORPORATION:
Andrew Laakmann......................................       1,301,957         1,301,957
Danna Stuven.........................................         338,303           338,303
Alexis Rocherolle....................................         205,033           205,033
Nicholas Adam Wilder.................................         205,033           205,033
WARRANTHOLDER:
First Data Corporation(1)............................       3,220,000         2,300,000
                                                           ----------         ---------
          Total......................................       5,673,508         4,610,968
                                                           ==========         =========

-------------------------
(1) Includes 2,300,000 shares subject to a warrant

AGREEMENTS WITH FIRST DATA

iMALL Development and Marketing Agreements

     When the merger agreement with iMALL was signed, iMALL and First Data signed the First Amended and Restated Development and Marketing Agreement, which is referred to as the First Agreement, and the Second Amended and Restated Development and Marketing Agreement, which is referred to as the Second Agreement. The First Agreement went into effect when it was replaced by the Second Agreement.

     Under the First Agreement, iMALL granted to First Data and its affiliates
(1) a perpetual, exclusive license to use the "FDMS gateway" (as described in the agreement), and (2) a non-exclusive license during the term of the agreement to use iMALL's electronic commerce tools and to license and market those tools to third parties. In addition, iMALL must:

     - operate the FDMS gateway;

     - perform certain development activities;

     - operate and host applicable iMALL Internet sites;

     - promote First Data and its affiliates as a preferred provider of their respective services, and subject to existing contractual commitments, as the exclusive provider of on-line Internet accessible applications for such services;

     - not promote, nor permit its affiliates to promote, the services of any third party constituting a merchant acquiring business;

     - provide advertising opportunities to First Data, including advertising space and links on iMALL's web sites and the opportunity to solicit iMALL's merchants;

     - grant First Data the exclusive right to develop, broker and process private label or co-branded site-related transaction cards and share equally in the revenues from the development and brokerage of such cards;

     - provide its services so that the technology used is considered leading technology relative to other shopping portals and Internet mall hosting providers; and

     - deploy a redundant system within the time period specified in the agreement.

     Under the First Agreement, First Data will:

     - market iMALL's electronic commerce tools and the iMALL site, including promoting iMALL as a preferred e-commerce provider in these marketing efforts; and

     - allow iMALL to use the gateway for purposes of meeting its obligations set forth in the agreement and for such other purposes as the parties may agree.

     First Data will pay to iMALL (1) a monthly fee for each merchant that uses iMALL's electronic commerce tools and the FDMS gateway, (2) a one time fee for the development of each merchant site, and (3) a monthly hosting fee for maintaining each merchant site. First Data and iMALL shall share certain advertising revenues after threshold revenue amounts are met. First Data is entitled to a preferred pricing relationship under the agreement.

     The Second Agreement replaced the First Agreement when the merger was completed. It is similar to the First Agreement except that it takes into account Excite@Home's ownership of iMALL. The Second Agreement permits the rebranding of certain iMALL products for Excite@Home and provides for specified joint advertising and promotional activities. The Second Agreement also:

     - specifies that First Data's exclusive rights relating to transaction cards are subject to existing obligations of iMALL and its affiliates as of the effective date of the agreement and specifies that such exclusivity will cease to the extent that First Data fails or elects not to exercise its exclusive rights;

     - modifies iMALL's redundant system obligations by extending the date by which such obligation must be met;

     - provides that First Data will not license iMALL's electronic commerce tools to any third party reseller that is in the business of cable distribution, and iMALL will not sell or license its electronic commerce tools to any third party reseller that is a financial institution; and

     - provides for certain Year 2000-related representations and warranties by First Data.

Excite@Home Marketing Agreement

     Excite@Home signed a Marketing Agreement with First Data that has a term of ten years unless it is terminated. Under the Marketing Agreement, Excite@Home will:

     - promote through preferred placement on its store-building pages and @Work portal, www.work.com, First Data and its affiliates as a preferred provider of payment solution processing on behalf of merchants;

     - give preferred placement to the First Data merchant virtual application linking image in its store building pages and @Work portal;

     - use commercially reasonable efforts to promote iMALL.com until its retirement in accordance with the Second Agreement, the successor to iMALL.com and the Excite Shopping Service;

     - cooperate with First Data to approach merchants to promote First Data's services;

     - to the extent that First Data develops, license or acquires wallet, authentication or future technologies, Excite@Home will in good faith consider the terms and conditions under which it would promote such technologies as a preferred solution;

     - provide First Data with most favored pricing for advertising;

     - promote and maintain the Excite@Home successor to the iMALL sites and other related Excite@Home sites and products;

     - subject to existing contractual prohibitions, promote an online bill payment product called Transpoint within nine months following the effective date of the agreement through a linking image at such locations as the parties may agree; and

     - guarantee iMALL's performance with respect to its obligations set forth in the Second Agreement.

     Under the Marketing Agreement, First Data will:

     - use commercially reasonable efforts to market iMALL's electronic commerce tools;

     - cooperate with Excite@Home to provide appropriate customer support for the iMALL's electronic commerce tools; and

     - use commercially reasonable efforts to encourage affiliates of First Data to promote the successor to iMALL.com and the Excite Shopping Service.

Capacity Reservation Agreement

     Excite@Home also entered into a Capacity Reservation Agreement with First Data. This agreement requires Excite@Home to reserve sufficient resources to build and host e-commerce enabled web sites. In each of the first three months after the merger, if Excite@Home reserves resources for 33,333 web sites, First Data must pay Excite@Home $1 million per month. In each of the following six months, if Excite@Home reserves resources for 25,000 web sites, First Data will pay $750,000 per month. In each of the following three months, if Excite@Home reserves resources for 16,667 web sites, First Data will pay $500,000 per month. In each case, these dollar amounts will be reduced by amounts paid by First Data to iMALL during the same periods.

First Data Warrant

     When the merger with iMALL was completed, Excite@Home issued to First Data a warrant to purchase 2,300,000 shares of Series A common stock for $36.96 per share. The warrant will be exercisable when issued and will expire on October 30, 2003.

Registration Rights Agreement

     Excite@Home entered into a registration rights agreement with First Data. This agreement requires Excite@Home to use its commercially reasonable efforts to have the Securities and Exchange Commission declare effective a registration statement registering the shares issuable under the First Data warrant. This agreement also requires Excite@Home to keep the registration statement effective for one year after the completion of merger.

                              PLAN OF DISTRIBUTION

     Who may sell and applicable restrictions. The selling stockholders will be offering selling all shares offered and sold under this prospectus. Alternatively, the selling stockholders may from time to time offer the shares through brokers, dealers or agents that may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholders may arrange for other broker-dealers to participate. The selling stockholders and any brokers, dealers or agents who participate in the distribution of the securities may be deemed to be underwriters, and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     Manner of sales. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market or the over-the-counter market. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that the shares meet the criteria and conform to the requirements of this rule. The selling stockholders may decide not to sell any of the shares offered under this prospectus, and they may transfer, devise or gift these shares by other means.

     The shares may be sold according to one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - an exchange distribution under the rules of the exchange;

     - face-to-face transactions between sellers and purchasers without a broker-dealer; and

     - by writing options.

     Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     Hedging and other transactions with broker-dealers. In connection with distributions of the securities, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered securities in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell securities short and redeliver the securities to close out short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered securities. The broker-dealer may then resell or transfer these securities under this prospectus. A selling stockholder may also loan or pledge the registered securities to a broker-dealer and the broker-dealer may sell the securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged securities under this prospectus.

     Prospectus delivery. Because selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

     - the name of the selling stockholder and of any participating underwriters, broker-dealers or agents;

     - the aggregate amount and type of securities being offered;

     - the price at which the securities were sold and other material terms of the offering;

     - any discounts, commissions, concessions and other items constituting compensation from the selling; stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

     - that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

     The prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, if we receive notice from a selling stockholder that a donee or pledgee intends to sell more than 500 shares of Series A common stock, a supplement to this prospectus will be filed.

     Expenses associated with registration. We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses and legal and accounting fees. Each selling stockholder will pay its own brokerage and legal fees, if any.

     Suspension of this offering. We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Series A common stock offered under this prospectus will be passed upon for us by Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements in our annual report on Form 10-K/A for the year ended December 31, 1998, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on the report of Ernst & Young LLP given on their authority as experts in accounting and auditing.

     The financial statements of Narrative incorporated in this prospectus by reference to the audited historical financial statements included as Exhibit
99.01 of our Form 8-K/A filed on February 18,

1999 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act relating to future events or financial results. These forward-looking statements include statements indicating that we believe, we expect or we anticipate that events may occur or trends may continue, and similar statements relating to future events or financial results. These forward-looking statements are subject to material risks and uncertainties as indicated under the caption "Risk Factors." Actual results could vary materially as a result of a number of factors including those disclosed in "Risk Factors" and elsewhere in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     The following documents that we have filed with the Securities and Exchange Commission are incorporated into this prospectus by reference:

     - the registration statement on Form S-3 of which this prospectus is a part, and the exhibits filed with this registration statement and incorporated into the registration statement by reference

     - our annual report on Form 10-K/A for the fiscal year ended December 31, 1998, as amended on March 31, 1999 and on April 27, 1999

     - the registration of our Series A common stock on Form 8-A filed on June 13, 1997

     - all other reports filed under Section 13(a) or 15(d) of the Exchange Act since December 31, 1998, including: (1) our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1998, each as amended on February 8, 1999; (2) our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999; (3) our current report on Form 8-K filed on January 14, 1999, as amended on February 19, 1999; (4) our two current reports on Form 8-K filed on January 21, 1999; (5) our current report on Form 8-K filed on February 19, 1999; (6) our current report on Form 8-K filed on April 8, 1999; (7) our current report on Form 8-K filed on June 14, 1999, as amended on August 13, 1999; (8) our current report on Form 8-K filed on August 2, 1999; and (9) our current report on Form 8-K filed on October 27, 1999.

     - all other information that we file with the Commission under to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement.

     Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the Series A common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our Series A common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to At Home Corporation, 425 Broadway Street, Redwood City, California 94063, Attention: David G. Pine, Vice President and General Counsel, telephone: (650) 569-5000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [EXCITE/@HOME LOGO]

                              AT HOME CORPORATION

                              4,610,968 SHARES OF
                             SERIES A COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                               November   , 1999

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee and Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $    51,299
Nasdaq National Market listing fee..........................       35,000
Accounting fees and expenses................................       10,000
Legal fees and expenses.....................................       30,000
Miscellaneous...............................................        3,701
                                                              -----------
          Total.............................................  $130,000.00
                                                              ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

     - under Section 174 of the Delaware General Corporation Law

     - for any transaction from which the director derived an improper personal benefit

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation further provides:

     - for mandatory indemnification, to the fullest extent permitted by applicable law, for any person who is or was a director or officer, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by this person

     - that the Registrant's obligation to indemnify any person who was or is serving at the Registrant's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity must be reduced by any amount the person may collect as indemnification from the other corporation, partnership, joint venture, trust, enterprise or nonprofit entity

     - that the Registrant must advance to all indemnified parties the expenses (including attorneys' fees) incurred in defending any proceeding provided that indemnified parties (if they are directors or officers) must provide the Registrant an undertaking to repay the advances if indemnification is determined to be unavailable

     - that the rights conferred in the Certificate of Incorporation are not exclusive

     - that the Registrant may not retroactively amend the Certification of Incorporation provisions relating to indemnity

     The indemnification provision in the Registrant's Certificate of Incorporation and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act. The Registrant has also obtained directors' and officers' liability insurance. The following documents are incorporated by reference:

                                   DOCUMENT
                                   --------
    1    The Registrant's Fifth Amended and Restated Certificate of
         Incorporation filed May 28, 1999 (incorporated by reference to Exhibit 4.01 to the Registrant's registration statement on Form S-8, File No. 333-79883, filed with the Commission on June 3, 1999).
    2    Form of Indemnification Agreement entered into by the
         Registrant with each of its directors and executive officers
         (incorporated by reference to Exhibit 10.09 to the
         Registrant's registration statement on Form S-1, File No.
         333-27323, declared effective July 11, 1997).

ITEM 16. EXHIBITS.

     The following exhibits are filed with this registration statement or incorporated into this registration statement by reference:

    EXHIBIT
    NUMBER                           EXHIBIT TITLE
    -------                          -------------
     3.01     The Registrant's Fifth Amended and Restated Certificate of
              Incorporation filed with the Delaware Secretary of State on
              May 28, 1999 (incorporated by reference to Exhibit 4.01 to the Registrant's registration statement on Form S-8, File
              No. 333-79883, filed with the Commission on June 3, 1999).
     3.02     The Registrant's Second Amended and Restated Bylaws as
              adopted on July 16, 1997 (incorporated by reference to
              Exhibit 3.05 to the Registrant's registration statement on
              Form S-1, File No. 333-27323, declared effective by the
              Commission on July 11, 1997).
     4.01     Form of certificate of the Registrant's Series A Common
              Stock (incorporated by reference to Exhibit 4.05 to the
              Registrant's registration statement on Form S-1, File No.
              333-27323, declared effective by the Commission on July 11,
              1997).
     4.02     Amended and Restated Stockholders' Agreement, dated August
              1, 1996, by and among the Registrant and the parties
              indicated therein, as amended on May 15, 1997 (incorporated by reference to Exhibit 4.04 to the Registrant's
              registration statement on Form S-1, File No. 333-27323,
              declared effective July 11).
     5.01     Opinion of Fenwick & West LLP regarding the legality of the shares of Series A common stock being registered.
    23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).
    23.02     Consent of Ernst & Young LLP, Independent Auditors.
    23.03*    Consent of PricewaterhouseCoopers LLP, Independent
              Accountants.
    24.01     Power of attorney (see pg. II-5 of this registration
              statement).

------------------------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The Registrant undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

     provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered under this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, At Home Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on this 16th day of November, 1999.

                                          AT HOME CORPORATION

                                          By: /s/ THOMAS A. JERMOLUK
                                            ------------------------------------
                                              Thomas A. Jermoluk
                                              Chairman, President and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     Each individual whose signature appears below constitutes and appoints Thomas A. Jermoluk, Kenneth A. Goldman and David G. Pine, and each of them, his true and lawful attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 415 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
PRINCIPAL EXECUTIVE OFFICER:
/s/ THOMAS A. JERMOLUK                                 Chairman and                November 16, 1999
-----------------------------------------------------  Chief Executive Officer
Thomas A. Jermoluk

PRINCIPAL FINANCIAL OFFICER:

/s/ KENNETH A. GOLDMAN                                 Senior Vice President and   November 16, 1999
-----------------------------------------------------  Chief Financial Officer
Kenneth A. Goldman

PRINCIPAL ACCOUNTING OFFICER:

/s/ ROBERT A. LERNER                                   Corporate Controller        November 16, 1999
-----------------------------------------------------
Robert A. Lerner

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
ADDITIONAL DIRECTORS:

/s/ WILLIAM R. HEARST III                              Director                    November 16, 1999
-----------------------------------------------------
William R. Hearst III

                                                       Director
-----------------------------------------------------
C. Michael Armstrong

/s/ GEORGE BELL                                        Director                    November 16, 1999
-----------------------------------------------------
George Bell

/s/ L. JOHN DOERR                                      Director                    November 16, 1999
-----------------------------------------------------
L. John Doerr

/s/ JOHN C. MALONE                                     Director                    November 16, 1999
-----------------------------------------------------
John C. Malone

                                                       Director
-----------------------------------------------------
John C. Petrillo

/s/ BRIAN L. ROBERTS                                   Director                    November 16, 1999
-----------------------------------------------------
Brian L. Roberts

/s/ JAMES R. SHAW                                      Director                    November 16, 1999
-----------------------------------------------------
James R. Shaw

                                                       Director
-----------------------------------------------------
David M. Woodrow

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                            EXHIBIT TITLE
  -------                           -------------
   5.01      Opinion of Fenwick & West LLP regarding the legality of the shares of Series A common stock being registered.
  23.01      Consent of Fenwick & West LLP (included in Exhibit 5.01).
  23.02      Consent of Ernst & Young LLP, Independent Auditors.
  23.03*     Consent of PricewaterhouseCoopers LLP, Independent
             Accountants.
  24.01      Power of attorney (see pg. II-4 of this registration
             statement).

------------------------
* To be filed by amendment.